Exhibit 99.2

Largo Vista Group Signs 1.5B Oil Contract

Monday March 28, 6:00 am ET

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--March 28, 2005--Largo Vista Group, Ltd. (OTCBB: LGOV - News ) announced today that negotiations with Shanghai Offshore Oil Group (HK) Co., Ltd. have resulted in a signed contract (No. MZ07976). The contract is for 6,690,000 metric tons of fuel oil to be delivered within a 37-month period and will begin with 30,000 metric tons for the first 3 months and 200,000 metric tons monthly for 33 consecutive calendar months thereafter. The first delivery is scheduled for May 2005. Present day market values the contract at approximately 1.5 billion USD with the price based on Singapore Platt CIF China. Details of other terms and end users will be released prior to the first delivery.

Signing the final agreement is one of the highlights LGOV targeted in the pursuit of business opportunities in China. The nation is the largest fuel oil importer in the Asia Pacific region and this contract will give Largo Vista Group, Ltd. worldwide attention. With an approved price structure assuring LGOV profits, this milestone should move the company closer to a national market listing and help make the next move easier.

The company continues to remain focused on expanding their residential LPG pipeline systems. Each LPG project is contracted for a 40-year exclusive right-to-supply agreement. Largo Vista Group, Ltd. is the leader for residential LPG pipeline construction in Guizhou Province, which has a population of over 40 million.

Largo Vista Group Ltd. has headquarters in the U.S., with offices in both China and Vietnam. For more information, please visit: www.largovista.com .

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the Company's ability to produce and market products and or services and other risks detailed from time to time in their Company's reports with the Securities Exchange Commission.

Contact:
Largo Vista Group
Investor Relations, 949-252-2180